1838 INVESTMENT ADVISORS FUNDS
                         ANDOVER ACQUISITION CO., LP
                            ADMINISTRATION AGREEMENT

                  ANDOVER ACQUISITION CO., LP is made as of the 13th day of May, 2004, between 1838 Investment Advisors Funds, a Delaware business trust (the "Trust"), and Andover Acquisition Co., LP, a Delaware limited partnership ("1838 LP").

                  WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended ("1940 Act"), as an open-end management investment company and offers for public sale distinct series of shares of beneficial interest ("Series"), par value $0.001 per share, each corresponding to a distinct portfolio;

                  WHEREAS, each share of a Series represents an undivided interest in the assets, subject to the liabilities, allocated to that Series and each Series has a separate investment objective and policies;

                  WHEREAS, at the present time, the Trust has established two
Series: 1838 International Equity Fund and 1838 Fixed Income Fund;

                  WHEREAS, the Trust desires to employ Andover to provide certain administrative services;

                  WHEREAS, Andover is willing to furnish such services to the Trust with respect to each Series listed on Schedule A to this Agreement (each a "Portfolio," and together the "Portfolios") on the terms and conditions hereinafter set forth;

                  NOW, THEREFORE, in consideration of the premises and mutual covenants contained in this Agreement, the Trust and Andover agree as follows:

                  1. Appointment. The Trust hereby appoints and employs Andover as agent to perform those services described in this Agreement for the Trust such appointment to take effect at the close of business on the date first written above. 1838 LP shall act under such appointment and perform the obligations thereof upon the terms and conditions hereinafter set forth and in accordance with the principles of principal and agent enunciated by the common law.

                  2. Documents. The Trust has furnished Andover with copies properly certified or authenticated of each of the following:

                           a. The Trust's Declaration of Trust filed with the
Secretary of the State of Delaware on December 9, 1994 and all amendments thereto and restatements thereof;

                           b. The Trust's By-laws and all amendments thereto
and restatements thereof (such By-laws, as presently in effect and as they shall from time to time be amended or restated, are herein called "By-laws");

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                           c. Resolutions of the Trust's Board of Trustees
authorizing the appointment of Andover to provide certain administration services to the Trust and approving this Agreement;

                           d. The Trust's Notification of Registration filed
pursuant to Section 8(a) of the 1940 Act as filed with the Securities and Exchange Commission ("SEC") on December 13, 1994;

                           e. The Trust's most recent Registration Statement on
Form N-1A under the Securities Act of 1933 (the "1933 Act") (File No. 33-87298) and under the Investment Company Act (File No. 811-8902) as filed with the SEC relating to shares of beneficial interest in the Trust, and all amendments thereto;

                           f. The Trust's most current Prospectuses and
Statements of Additional Information relating to the Portfolio(s); and

                           g. The executed Trust agreements listed on Schedule
B hereto; and

                           h. If required, a copy of either (i) a filed notice
of eligibility to claim the exclusion from the definition of "commodity pool operator" contained in Section 2(a)(1)(A) of the Commodity Exchange Act ("CEA") that is provided in Rule 4.5 under the CEA, together with all supplements as are required by the Commodity Futures Trading Commission ("CFTC"); (ii) a letter which has been granted to the Trust by the CFTC which states that the Trust will not be treated as a "pool" as defined in Section 4.10(d) of the CFTC's General Regulations; or (iii) a letter which has been granted to the Trust by the CFTC which states that the CFTC will not take any enforcement action if the Trust does not register as a "commodity pool operator."

                  The Trust will furnish Andover from time to time with copies, properly certified or authenticated, of all additions, amendments or supplements to the foregoing, if any.

                  3. Portfolio Administration. Subject to the direction and control of the Board of Trustees of the Trust and to the extent not otherwise: the responsibility of, or provided by, the Trust or other supply agents of the Trust, Andover shall provide the following administrative services:

                           a. Supply:

                                (1) office facilities (which may be in Andover's
or its affiliates' own offices);

                                (2) non-investment related statistical and
research data;

                                (3) executive and administrative services;

                                (4) stationery and office supplies at the Trust
expense;

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                                (5) corporate secretarial services, such as the
preparation and distribution of materials at the Trust's expense for meetings of the Board of Trustees or shareholders; and

                                (6) Trustees' and Officers' questionnaires.

                           b. Prepare and file, if necessary, reports to
shareholders of the Trust and reports with the SEC, state securities commissions and Blue Sky authorities including preliminary and definitive proxy materials, post-effective amendments to the Trust's registration statement, Rule 24f-2 Notices, Form N-SAR and N-CSR filings; Form N-PX filings and prospectus supplements;

                           c. Monitor the Trust's compliance with the investment
restrictions and limitations imposed by the 1940 Act, and state Blue Sky laws and applicable regulations thereunder, the fundamental and non-fundamental investment policies and limitations set forth in the Prospectus and SAI, and the investment restrictions and limitations necessary for each Portfolio of the Trust to qualify as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended (the "Code") or any successor statute;

                           d. Monitor sales of the Trust's shares and ensure
that such shares are properly, registered as required with the SEC and applicable state authorities;

                           e. Prepare and distribute to appropriate parties
notices announcing the declaration of dividends and other distributions to shareholders;

                           f. Prepare financial statements and footnotes and
other financial information with such frequency and in such format as required to be included in reports to shareholders and the SEC;

                           g. Review sales literature and file such with
regulatory authorities, as necessary;

                           h. Provide information regarding material
developments in state securities regulation; and

                           i. Provide personnel to serve as officers of the
Trust if so elected by the Board of Trustees.

                  4. Expenses of the Trust. The Trust agrees that it will pay all its expenses other than those expressly stated to be payable by Andover hereunder, which expenses payable by the Trust shall include, without limitation:

                           a. Fees payable for investment advisory services
                  provided by the Trust's investment adviser;

                           b. Fees payable for services provided by the Trust's
                  independent public accountants;

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                           c. Fees payable for accounting services;

                           d. The cost of obtaining quotations for calculating
the value of the assets of each Portfolio;

                           e. Taxes levied against the Trust or any Portfolio;

                           f. Brokerage fees, mark-ups and commissions in
connection with the purchase and sale of portfolio securities;

                           g. Costs, including the interest expense, of
borrowing money;

                           h. Costs and/or fees incident to holding meetings of
the Board of Trustees and shareholders, preparation (including typesetting and printing charges) and mailing of prospectuses, reports and proxy materials to the existing shareholders of the Trust, filing of reports with regulatory bodies, maintenance of the Trust's corporate existence, and registration of Shares with federal and state securities authorities;

                           i. Legal fees and expenses;

                           j. Costs of printing share certificates representing
shares of the Trust;

                           k. Fees payable to, and expenses of, members of the
Board of Trustees who are not "interested persons" of the Trust;

                           l. Out-of-pocket expenses incurred in connection with
the provision of administration, custodial and transfer agency services;

                           m. Premiums payable on the fidelity bond required by
Section 17(g) of the 1940 Act, and any other premiums payable on insurance policies related to the Trust's business and the investment activities of its Portfolios;

                           n. Distribution fees, if any;

                           o. Service fees, if any, payable by each Portfolio
to the Distributor for providing personal services to the shareholders of each Portfolio and for maintaining shareholder accounts for those shareholders;

                           p. Fees, voluntary assessments and other expenses
incurred in connection with the Trust's membership in investment company organizations; and

                           q. Such non-recurring expenses as may arise,
including actions, suits or proceedings to which the Trust is a party and the legal obligation which the Trust may have to indemnify its trustees and officers with respect thereto.

                  Except as otherwise agreed by Andover, Andover will not reimburse the Trust for (or have deducted from its fees payable under this Agreement) any Trust expenses in excess of any expense limitations imposed by state securities commissions having jurisdiction over the sale of Portfolio shares.

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                  5. Recordkeeping and Other Information. Andover shall create and maintain all necessary records in accordance with all applicable laws, rules and regulations, including, but not limited to, records required by Section 31(a) of the 1940 Act and the rules thereunder, as the same may be amended from time to time, pertaining to the various functions (described above) performed by it and not otherwise created and maintained by another party pursuant to contract with the Trust. All records shall be the property of the Trust at all times and shall be available for inspection and use by the Trust. Where applicable, such records shall be maintained by 1838 LP for the periods and in the places required by Rule 31a-2 under the 1940 Act.

                  6. Audit, Inspection and Visitation. Andover shall make available during regular business hours all records and other data created and maintained pursuant to the foregoing provisions of this Agreement for reasonable audit and inspection by the Trust, any person retained by the Trust or any regulatory agency having authority over the Trust.

                  7. Appointment of Agents. Andover may at any time or times in its discretion appoint (and may at any time remove) other parties as its agent to carry out such of the provisions of this Agreement as Andover may from time to time direct; provided, however, that the appointment of any such agent shall not relieve 1838 LP of any of its responsibilities or liabilities hereunder.

                  8. Right to Receive Advice.

                           a. Advice of Trust. If Andover shall be in doubt as
to any action to be taken or omitted by it, it may request, and shall receive, from the Trust directions or advice, including oral or written Instructions where appropriate.

                           b. Advice of Counsel. If Andover shall be in doubt
as to any question of law involved in any action to be taken or omitted by Andover, it may request advice at its own cost from counsel of its own choosing (who may be the regularly retained counsel for the Trust or Andover or the in-house counsel for 1838 LP, at the option of Andover).

                           c. Conflicting Advice. In case of conflict between
directions, advice or oral or written instructions received by Andover, Andover shall be entitled to rely on and follow the advice received by written instructions alone.

                           d. Protection of Andover. Andover shall be protected
in any action or inaction which it takes in reliance on any directions, advice or oral or written Instructions received pursuant to subsections a or b of this Section which Andover, after receipt of any such directions, advice or oral or written Instructions, in good faith believes to be consistent with such directions, advice or oral or written Instructions, as the case may be. However, nothing in this Section shall be construed as imposing upon Andover any obligation (i) to seek such direction, advice or oral or written Instructions, or (ii) to act in accordance with such directions, advice or oral or written Instructions when received, unless, under the terms of another provision of this Agreement, the same is a condition to Andover's properly taking or omitting to take such action. Nothing in this subsection shall excuse Andover when an action or omission on the part of Andover constitutes willful misfeasance, bad faith, negligence or reckless disregard by Andover of its duties under this Agreement.

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                  9. Compliance with Governmental Rules and Regulations. Except as otherwise provided herein, the Trust assumes full responsibility for ensuring that the Trust complies with all applicable requirements of the Securities Act of 1933 (the "1933 Act"), the Securities Exchange Act of 1934 (the "1934 Act"), the 1940 Act, the CEA and any laws, rules and regulations of governmental authorities having jurisdiction.

                  10. Compensation. For the performance of its obligations under this Agreement, the Trust shall pay Andover an administrative fee with respect to each Portfolio in accordance with the fee arrangements described in Schedule A attached hereto, as such schedule may be amended from time to time.

                  11. Use of "1838" Name. The Trust shall not use the name of "1838", or any other tradenames in which Andover has rights, title and interset in any Prospectus, SAI, sales literature or other material relating to the Trust in a manner not approved prior thereto in writing by Andover; provided, however, that Andover shall approve all uses of its and its affiliates' names that merely refer in accurate terms to their appointments hereunder or that are required by the SEC or a state securities commission; and further provided, that in no event shall such approval be unreasonably withheld.

                  12. Use of Trust's Name. Neither Andover nor any of its affiliates shall use the name of the Trust or material relating to the Trust on any forms (including any checks, bank drafts or bank statements) for other than internal use in a manner not approved prior thereto by the Trust; provided, however, that the Trust shall approve all uses of its name that merely refer in accurate terms to the appointment of Andover hereunder or that are required by the SEC or a state securities commission; and further provided, that in no event shall such approval be unreasonably withheld.

                  13. Liability of Andover or Affiliates. Andover and its affiliates shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust in connection with the matters to which this Agreement relates, except to the extent of a loss resulting from willful misfeasance, bad faith, negligence or reckless disregard of their obligations and duties under this Agreement. Any person, even though an officer shall not be liable or responsible for any acts or omissions of any predecessor administrator or any other persons having responsibility for matters to which this Agreement relates nor shall 1838 LP be responsible for reviewing any such act or omissions. 1838 LP shall, however, be liable for its own acts and omissions subsequent to assuming responsibility under this Agreement as herein provided.

                  14. Indemnification.

                           a. The Trust agrees to indemnify and hold harmless
Andover, its directors, officers, employees, agents and representatives from all taxes, charges, expenses, assessments, claims and liabilities including, without limitation, liabilities arising under the 1933 Act, the 1934 Act and any applicable state and foreign laws, and amendments thereto (the "Securities Laws"), and expenses, including without limitation reasonable: attorneys' fees and disbursements arising directly or indirectly from any action or omission to act which Andover takes (i) at the request of or on the direction of or in reliance on the advice of the Trust or (ii) upon oral or written instructions. Neither Andover nor any of its nominees shall be indemnified against any liability (or any expenses incident to such liability) arising out of Andover's or its directors', officers', employees', agents' and representatives' own willful misfeasance, bad faith, negligence or reckless disregard of its duties and obligations under this Agreement.

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                           b. Andover agrees to indemnify and hold harmless the
Trust from all taxes, charges, expenses, assessments, claims and liabilities arising from 1838 LP's obligations pursuant to this Agreement (including, without limitation, liabilities arising under the Securities Laws, and any state and foreign securities and blue sky laws, and amendments thereto) and expenses, including (without limitation) reasonable attorneys' fees and disbursements arising directly or indirectly out of Andover's or its directors', officers', employees', agents' and representatives' own willful misfeasance, bad faith, negligence or reckless disregard of its duties and obligations under this Agreement.

                           c. In order that the indemnification provisions
contained in this Section 14 shall apply, upon the assertion of a claim for which either party may be required to indemnify the other, the party seeking indemnification shall promptly notify the other party of such assertion, and shall keep the other party advised with respect to all developments concerning such claim. The party who may be required to indemnify shall have the option to participate with the party seeking indemnification in the defense of such claim. The party seeking indemnification shall in no case confess any claim or make any compromise in any case in which the other party may be required to indemnify it except with the other party's prior written consent.

                  15. Responsibility of Andover. Andover shall be under no duty to take any action on behalf of the Trust except as specifically set herein or as may be specifically agreed to by Andover in writing. In the performance of its duties hereunder, Andover shall be obligated to exercise care and diligence and to act in good faith and to use its best efforts within reasonable limits in performing services provided for under this Agreement. Andover shall be responsible for its own negligent failure to perform its duties under this Agreement, but to the extent that duties, obligations and responsibilities are not expressly set forth in this Agreement, Andover shall not be liable for any act or omission which does not constitute willful misfeasance, bad faith or negligence on the part of Andover or reckless disregard by Andover of such duties, obligations and responsibilities. Without limiting the generality of the foregoing or of any other provision of this Agreement, Andover in connection with its duties under this Agreement shall not be under any duty or obligation to inquire into and shall not be liable for or in respect of (i) the validity or invalidity or authority or lack thereof of any oral or written instruction, notice or other instrument which conforms to the applicable requirements of this Agreement, and which 1838 LP reasonably believes to be genuine; or (ii) delays or errors or loss of data occurring by reason of circumstances beyond Andover's control, including acts of civil or military authority, national emergencies, labor difficulties, fire, mechanical breakdown, flood or catastrophe, acts of God, insurrection, war, riots or failure of the mails, transportation, communication or power supply, under which circumstances Andover shall take maximum actions to minimize loss of data therefore.

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                  16. Duration, Termination, etc. This Agreement shall become effective as of the date first written above, and unless terminated as provided, shall continue in force until December 31, 2004. This Agreement may at any time be terminated on sixty (60) days' written notice given to Andover or by Andover by six (6) months' written notice given to the Trust; provided, however, that the foregoing provisions of this Agreement may be terminated immediately at any time for cause either by the Trust or by Andover in the event that such cause shall have remained unremedied for sixty (60) days or more after receipt of written specification of such cause. Any such termination shall not affect the rights and obligations of the parties under Section 13 hereof.

                  Upon the termination of this Agreement, the Trust shall pay to Andover such compensation as may be payable for the period prior to the effective date of such termination, including reimbursement for any out-of-pocket expenses reasonably incurred by Andover to such date. In the event that the Trust designates a successor to any of Andover's obligations hereunder, 1838 LP shall, at the expense and direction of the Trust, transfer to such successor all relevant books, records and other data established or maintained by 1838 LP under the foregoing provisions.

                  17. Insurance. Upon request Andover shall provide the Trust with details regarding its insurance coverage, and Andover shall notify the Trust should any of its insurance coverage be materially changed. Such notification shall include the date of change and the reason or reasons therefore. Andover shall notify the Trust of any material claims against it, whether or not they may be covered by insurance and shall notify the Trust from time to time as may be appropriate of the total outstanding claims made by 1838 LP under its insurance coverage.

                  18. Amendments. The provisions of this Agreement may not be changed, waived, discharged or terminated orally, but only by written instrument that shall make specific reference to this Agreement and that shall be signed by the party against which enforcement of such change, waiver, discharge or termination is sought.

                  Andover and the Trust shall regularly consult with each other regarding Andover's performance of its obligations and its compensation under the foregoing provisions. In connection therewith, the Trust shall submit to Andover at a reasonable time in advance of filing with the SEC copies of any amended or supplemented registration statement of the Trust (including exhibits) under the Securities Act of 1933, as amended, and the 1940 Act, and, a reasonable time in advance of their proposed use, copies of any amended or supplemented forms relating to any plan, program or service offered by the Trust. Any change in such materials that would require any change in Andover's obligations under the foregoing provisions shall be subject to the burdened party's approval, which shall not be unreasonably withheld. In the event that a change in such documents or in the procedures contained therein increases the cost to Andover of performing its obligations hereunder by more than an insubstantial amount, Andover shall be entitled to receive reasonable compensation therefore.

                  19. Notice. Any notice under this Agreement shall be given in writing addressed and delivered or mailed, postage prepaid, to the other party to this Agreement at its principal place of business.

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                  20. Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

                  21. Further Actions. Each Party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

                  22. Governing Law. To the extent that state law has not been preempted by the provisions of any law of the United States heretofore or hereafter enacted, as the same may be amended from time to time, this Agreement shall be administered, construed and enforced according to the laws of the State of Delaware.

                  23. Shareholder Liability. Andover acknowledges that it has received notice of and accepts the limitations of liability set forth in the Trust's Declaration of Trust. 1838 LP agrees that the Trust's obligations hereunder shall be limited to the Trust, and that Andover shall have recourse solely against the assets of the Portfolio with respect to which the Trust's obligations hereunder relate and shall have no recourse against the assets of any other Portfolio or against any shareholder, Trustee, officer, employee, or agent of the Trust.

                  24. Miscellaneous. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. This Agreement may be executed in two counterparts, each of which taken together shall constitute one and the same instrument.

                  IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

                           1838 INVESTMENT ADVISORS FUNDS

                           By: /s/  W. Thacher Brown
                           -------------------------------
                           W. Thacher Brown
                           President


                           ANDOVER ACQUISITION CO., LP

                           By:  Andover Management LLC its
                                 General Partner

                           By:/s/ Timothy J. Carver
                           ----------------------------------
                           Timothy J. Carver
                           Manager

                            ADMINISTRATION AGREEMENT

                                   SCHEDULE A

                         1838 INVESTMENT ADVISORS FUNDS

                       PORTFOLIO LISTING AND FEE SCHEDULE


                  For the services Andover provides under the Administration Services Agreement attached hereto, 1838 Investment Advisors Funds (the "Trust") on behalf of and with respect to the Portfolios listed below, agrees to pay Andover an administration fee subject to a minimum fee of $15,000 per annum for each year calculated on each Portfolio's total net assets according to the Fee Schedule below:
                           Listing of Portfolios:

                           1838 International Equity Fund
                           1838 Fixed Income Fund

                           Fee Schedule:

                           0.06% of each Portfolio's total net assets

                  This administration fee shall be payable monthly as soon as practicable after the last day of each month based on the average of the daily net assets of the total Trust, as determined at the close of business on each day throughout the month.

                  Out-of-pocket expenses shall be reimbursed by the Trust to Andover or paid directly by the Trust.



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